Exhibit 99.1

                                                  Contact: William I. Wunderlich
                                                         Chief Financial Officer
                                                          (561) 988-9456 ext 201

FOR  IMMEDIATE  RELEASE

    AutoInfo, Inc. Announces Record Breaking 2006 Year End Financial Results
                            Net Revenues increase 31%
                      Income from Operations increases 30%

Boca Raton, FL - March 8, 2007 - AutoInfo, Inc. (OTC BB:AUTO), a non-asset based third party logistics service provider today announced results of its operations for the year ended December 31, 2006. The Company reported gross revenues of $84.1 million as compared with $68.0 million for the prior year. Net revenues (gross revenues less the direct cost of transportation) were $17.7 million as compared with $13.6 million for the prior year. The Company reported income from operations of $2.9 million or basic earnings per share of $0.08, as compared with $2.2 million or $0.06 per share for the prior year. Net income was $3.6 million and basic earnings per share were $0.11 per share, as compared with $3.6 million or $0.11 per share for the prior year. Net income for the year ended December 31, 2006 included a net tax benefit of $882,000, or $0.03 per share, resulting from the anticipated future utilization of an available federal tax loss carryforward, as compared with a net tax benefit of $1,463,000, or $0.05 per share for the year ended December 31, 2005.

Harry Wachtel, President, stated, "2006 was another year of significant growth and record financial results. Our success is driven by the addition of new agent offices and the organic growth of our brokerage services, contract carrier services and owner-operator networks. We will continue to leverage our business model and expand our broker and contract carrier agent networks during 2007 and continue to explore expansion and growth opportunities." Mr. Wachtel continued, "We have also strengthened our management team with the addition of Michael Williams as our Chief Operating Officer. Mike brings significant business development, operations and legal industry experience to Sunteck, enhancing the depth of our management team. Through improved technology, efficient operating processes and our dedicated staff, we will continue to attract industry professionals that will fuel the expansion of our networks and future success."

AutoInfo, Inc., operating through its Sunteck subsidiary, is a non-asset based transportation services company, providing transportation capacity and related transportation services to shippers throughout the United States, and to a lesser extent, Canada. Our non-asset based services include ground transportation coast to coast, local pick up and delivery. We have strategic alliances with less than truckload, contract carrier, common carriers and independent owner-operators to service our customers' needs quickly and effectively.

This release contains "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expected or implied. The Company's plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Therefore, there can be no assurance that forward-looking statements will prove to be accurate.

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                                 AUTOINFO, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

                                                   2006            2005
                                              ------------    ------------
Gross revenue                                 $ 84,111,000    $ 68,040,000
                                              ------------    ------------

Net revenue                                     17,743,000      13,554,000
                                              ------------    ------------

Income from operations                           2,859,000       2,201,000
                                              ------------    ------------

Income before income taxes (benefit)             2,746,000       2,145,000
Income taxes (benefit)                            (882,000)     (1,463,000)
                                              ------------    ------------

Net income                                    $  3,628,000    $  3,608,000
                                              ============    ============

Net income per share (basic)                  $        .11    $        .11
                                              ============    ============
Net income per share (diluted)                $        .10    $        .11
                                              ============    ============

Weighted average number of shares (basic)       31,915,000      31,520,000
                                              ------------    ------------
Weighted average number of shares (diluted)     36,005,000      33,920,000
                                              ------------    ------------

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 2006 AND 2005

                                                   2006            2005
                                              ------------    ------------
Current assets:
   Cash and cash equivalents                  $    146,000    $    419,000
   Accounts receivable, net                     16,967,000      12,735,000
   Deferred income taxes                         1,445,000         860,000
   Other current assets                            363,000         255,000
                                              ------------    ------------
Total current assets                            18,921,000      14,269,000

Fixed assets, net                                  324,000         292,000
Deferred income taxes                            2,502,000       2,047,000
Advances and other assets                        2,075,000          38,000
                                              ------------    ------------

Total assets                                  $ 23,822,000    $ 16,646,000
                                              ============    ============

Current liabilities:
   Loan payable                               $  3,451,000    $  1,280,000
   Accounts payable and accrued liabilities      8,376,000       7,235,000
                                              ------------    ------------
Total current liabilities                       11,827,000       8,515,000

Stockholders' equity                            11,995,000       8,131,000
                                              ------------    ------------

Total liabilities and stockholders' equity    $ 23,822,000    $ 16,646,000
                                              ============    ============